EXHIBIT 99.1

PRESS ANNOUNCEMENT

DATE:             OCTOBER 15, 2003

CONTACT:          C. KEITH SWANEY
                  (440) 248-7171

PVF CAPITAL CORP. ANNOUNCES QUARTERLY EARNINGS AND A 10% INCREASE IN ITS QUARTERLY CASH DIVIDEND.

PVF Capital Corp., the parent company of Park View Federal Savings Bank, announced earnings of $2,932,000 or $0.46 basic earnings per share and $0.45 diluted earnings per share for the quarter ended September 30, 2003 as compared to earnings of $1,687,000 or $0.26 basic earnings per share and $0.26 diluted earnings per share for the prior year comparable period.

Commenting on the results, Chairman John R. Male stated, "The increase in earnings is largely attributable to an increase in non-interest income.
Non-interest income increased primarily as a result of mortgage banking activities, including an increase in gains on the sale of loans and servicing market valuation recoveries, and from a gain on the sale of real estate owned. The results of mortgage banking activity are attributable to historically low market interest rates and refinancing activity. We do not expect to report increasing gains for the remainder of the fiscal year," concluded Mr. Male.

As of September 30, 2003, PVF Capital Corp. reported assets of $687.1 million, a decrease of $56.3 million or 7.6% from the fiscal year ended June 30, 2003. Total stockholders' equity of PVF Capital Corp. was $61.1 million at September 30, 2003. Annualized return on assets and return on equity were 1.64% and 19.59%, respectively, for the three months ended September 30, 2003.

On September 23, 2003, the Board of Directors of PVF Capital Corp. declared a quarterly cash dividend on the Company's outstanding common stock. The cash dividend will be in the amount of $0.074 per share and will be payable on November 7, 2003 to the stockholders of record at the close of business on October 24, 2003. This cash dividend represents a 10.00% increase over the prior quarter.

This press release contains statements that are forward-looking, as that term is defined by the Private Securities Litigation Act of 1995 or the Securities and Exchange Commission in its rules, regulations and releases. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectation regarding important risk factors including, but not limited to, real estate values and the impact of interest rates on financing. Accordingly, actual results may differ from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that results expressed therein will be achieved.

PVF Capital Corp.'s, common stock trades on the NASDAQ Small-Cap market under the symbol PVFC.

PVF CAPITAL CORP.
                                                        30000 Aurora Road
                                                        Solon, OH 44139
                                                        (440) 248-7171

                         SUMMARY OF FINANCIAL HIGHLIGHTS


                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                                   (UNAUDITED)

(Dollars in thousands)                             September 30,  June 30,
                                                       2003        2003
ASSETS
------
   Cash and cash equivalents                          $ 22,313   $ 96,751
   Investment securities                                     0         33
   Loans and mortgage backed securities                631,991    616,240
   Other assets                                         32,771     30,380

                                                      --------   --------
      Total Assets                                    $687,075   $743,404
                                                      ========   ========

LIABILITIES
-----------
   Deposits                                           $479,146   $526,429
   Borrowed money                                      120,113    125,938
   Other liabilities                                    26,708     32,434

                                                      --------   --------
      Total Liabilities                                625,967    684,801
                                                      --------   --------

      Total Stockholders' Equity                        61,108     58,603

                                                      --------   --------
      Total Liabilities and Stockholders' Equity      $687,075   $743,404
                                                      ========   ========


                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (UNAUDITED)

                                                       THREE MONTHS ENDED
(Dollars in thousands except per share data)              SEPTEMBER 30,
                                                        2003       2002




Interest income                                       $ 10,058   $ 11,404

Interest expense                                         4,311      5,825
                                                      --------   --------

Net interest income                                      5,747      5,579

       Provision for loan losses                           100          0

                                                      --------   --------
Net interest income after provision for loan losses      5,647      5,579

Total noninterest income                                 3,311        750

Total noninterest expense                                4,538      3,801
                                                      --------   --------

Income before federal income tax provision               4,420      2,528

        Federal income tax provision                     1,488        841

                                                      --------   --------
Net income                                            $  2,932   $  1,687
                                                      ========   ========

BASIC EARNINGS PER SHARE                                 $0.46      $0.26
                                                         =====      =====

DILUTED EARNINGS PER SHARE                               $0.45      $0.26
                                                         =====      =====